EXHIBIT 99.1

Press Release

For immediate release

Company contact: Jennifer Martin, Director of Investor Relations, 303-312-8155

Bill Barrett Corporation Reports First Quarter 2010 Results

DENVER – May 4, 2010 – Bill Barrett Corporation (NYSE: BBG) today reported first quarter 2010 operating results highlighted by:

•	Natural gas and oil production of 21.7 Bcfe

•	Discretionary cash flow of $104.6 million, or $2.30 per diluted common share and $4.81 per Mcfe

•	Net income of $24.0 million, or $0.53 per diluted share

•	Expanded revolving credit facility to $800 million borrowing base with $700 million in bank commitments

•	Continued progress toward issuance of the Record of Decision at West Tavaputs

Chairman and Chief Executive Officer Fred Barrett commented: “We enjoyed a solid first quarter and are on track to meet our previously announced 2010 guidance. We continue to expect between 8% and 12% production growth and to realize particularly strong pricing through a combination of increased liquids exposure and sizable hedge positions. During the first quarter, approximately 28% of pre-hedge revenue was related to crude oil and natural gas liquids (“NGLs”), mainly from our Blacktail Ridge and Gibson Gulch programs. To take advantage of liquids pricing, the Company is directing additional capital to oil and NGL rich gas. We are modifying our 2010 capital budget to between $450 and $470 million in order to increase activity in Blacktail Ridge and Gibson Gulch. Also during the quarter, we extended and increased our revolving credit facility, further strengthening our liquidity position and offering financial flexibility if opportunities arise via acquisitions, receipt of regulatory approvals or exploration success.

“In April 2010, further progress was made toward issuance of the Record of Decision (“ROD”) for full field development at West Tavaputs as the Bureau of Land Management (“BLM”) sent the Preliminary Final Environmental Impact Statement to agencies that cooperated in the analysis, a step precedent to issuance of the ROD. On this track, we anticipate being able to begin development operations later this year.”

First quarter 2010 natural gas and oil production totaled 21.7 billion cubic feet equivalent (“Bcfe”), down slightly from 22.1 Bcfe in the first quarter of 2009 and down sequentially from 22.8 Bcfe in the fourth quarter of 2009. Total production was affected by operational disruptions at third party gathering and processing facilities causing temporary shut-ins of Gibson Gulch production during the quarter. Including the effects of the Company’s hedging activities, the average realized sales price in the first quarter of 2010 was $7.31 per Mcfe compared with $7.70 per Mcfe in the first quarter of 2009. The Company’s commodity hedging program increased its first quarter 2010 natural gas and oil revenues by net $16.2 million, or $0.75 per Mcfe of production.

Discretionary cash flow (a non-GAAP measure, see “Discretionary Cash Flow Reconciliation” below) in the first quarter of 2010 was $104.6 million, or $2.30 per diluted common share. Discretionary cash flow was down 24% compared with $3.01 per diluted common share in the first quarter of 2009 and down 9% sequentially compared with $2.53 per diluted common share in the fourth quarter of 2009. The year-over-year decrease was primarily due to: the $0.39 per Mcfe decline in the average realized price; the 1.6% decrease in production; higher per unit cash operating costs, which included higher gathering, transportation and processing expenses with full firm transportation charges on the REX pipeline system and for NGL processing; and higher cash interest expense.

Net income in the first quarter of 2010 was $24.0 million, or $0.53 per diluted common share, compared with $26.4 million, or $0.59 per diluted common share, in the first quarter of 2009. The 9% decline in net income is driven by the cash differences discussed above, mostly offset by higher non-cash charges for derivative losses in the 2009 period. Net income for the first quarter of 2010 includes certain adjustments net of tax of ($0.2) million, resulting in adjusted net income (a non-GAAP measure, see “Adjusted Net Income Reconciliation” below) of $23.8 million, or $0.52 per diluted common share. Total dry hole expense for the first quarter of 2010 was $1.9 million, or $1.2 million after tax.

DEBT AND LIQUIDITY

In March 2010, the Company amended and extended its revolving credit facility, which now includes a borrowing base of $800.0 million (up from $630.0 million) and bank commitments totaling $700 million (up from $592.8 million). The credit facility matures in April 2014. As of March 31, 2010, the credit facility had $15.0 million in outstanding borrowings. Also at March 31, 2010, the Company had outstanding 5% Convertible Senior Notes in the principal amount of $172.5 million and 9.875% Senior Notes due 2016 in the principal amount of $250.0 million. The Company has significant liquidity available from cash flows from operations and the credit facility to fund its planned capital programs.

OPERATIONS

Production, Wells Spud and Capital Expenditures

The following table lists production, wells spud and total capital expenditures by basin for the three months ended March 31, 2010:

	Three Months ended March 31, 2010
Basin	Average Net Production (Mmcfe/d)	Wells Spud (gross)	Capital Expenditures (millions)
Piceance	109	36	$67.0
Uinta	74	12	31.6
Powder River (CBM)	37	2	1.1
Wind River	20	0	1.9
Other	1	0	2.0

Total	241	50	$103.6

First quarter 2010 capital expenditures totaled $103.6 million. During 2010, the Company plans to spend between $450 and $470 million for capital expenditures before acquisitions. The Company plans to allocate approximately 90% to 95% of expenditures to key development projects in the Piceance, Uinta and Powder River Basins and approximately 5% to 10% to delineation of prior discoveries and new exploration.

Operating and Drilling Update

The Company anticipates drilling 250 to 275 wells in 2010, including approximately 70 to 75 coal bed methane (CBM) wells, up from 186 wells in 2009. The Company currently has five rigs drilling, with three in the Piceance Basin, one at Blacktail Ridge and one for exploration. The 2010 drilling program will concentrate on growth at our key development areas.

Piceance Basin, Colorado

Gibson Gulch – Current net production is approximately 122 million cubic feet equivalent per day (MMcfe/d), up from the first quarter average of 109 MMcfe/d. During the first quarter of 2010, production was negatively affected by mechanical issues at third party gathering and processing facilities that required shutting in a portion of production. These facilities are now operating at full capacity. First quarter results benefitted from the Company’s processing election for the majority of its Gibson Gulch natural gas production, which exposes the Company to NGL pricing. This added approximately $0.59 per Mcf to the Company-wide realized price. The future profitability of this election will depend on future NGL pricing. Given the benefits of continued drilling efficiencies and NGL price realizations, the Company now plans to drill between 130 to 140 wells in the area during 2010, with most of the permits already in place. The Company plans to retain three rigs through August 2010 and to add 20 MMcf/d of compression capacity during the second quarter. Gibson Gulch operations exemplify our Rocky Mountain expertise and offer strong margins due to low operating costs and the currently higher revenues related to liquids. The program continues to be a key, lower risk development area for the Company and offers flexibility to adjust the number of active rigs dependent upon the Company’s capital strategy.

At March 31, 2010, the Company had an approximate 97% working interest in production from 574 gross wells in its Gibson Gulch program.

Cottonwood Gulch – In June 2009, the Company acquired a 90% working interest in 40,300 undeveloped acres in Cottonwood Gulch. The Company continues to participate in the mediation process concerning a lawsuit by environmental groups challenging the leases. The property has a signed Record of Decision for an Environmental Impact Statement and Resource Management Plan in effect with the Bureau of Land Management.

Uinta Basin, Utah

West Tavaputs – Current net production is approximately 67 MMcfe/d, consistent with the first quarter average. The Company has drilled its 11-well 2010 program for the area. In order to best manage its contractual obligations for CO2, completion of certain wells was deferred, and the Company expects to complete ten wells during the second and third quarters of 2010.

The Company continues to work closely with the environmental community and the BLM with regards to development of West Tavaputs. In addition to the programmatic agreement signed in January, the BLM recently sent the Preliminary Final Environmental Impact Statement to agencies that cooperated in preparation of the analysis. This step is precedent to issuance of a Record of Decision. The Company is anticipating a positive decision that will enable commencement of development operations in 2010. The West Tavaputs program offers growth in the shallow Mesaverde and Wasatch zones as well as upside opportunity through the Mancos shale and deep formations.

At March 31, 2010, the Company had an approximate 96% working interest in production from 176 gross wells in its West Tavaputs shallow and deep programs.

Blacktail Ridge/Lake Canyon – Current net production is approximately 1,200 barrels of oil equivalent per day (“Boe/d”) from 14 wells, up significantly from the first quarter average of 827 Boe/d. While production for the first quarter of 2010 was up 66% compared with the prior year period, it was negatively affected by two wells that encountered mechanical issues during completion. The Company has recently expanded its 2010 drilling program for the area to include six additional wells, increasing the program to participation in up to 22 wells. The working interests in this area range from 19% to 100%.

Powder River Basin, Wyoming

Coal Bed Methane (CBM) – Current CBM net production is approximately 37 MMcf/d, consistent with the first quarter average, which was an increase of 36% compared with the prior year period. The Company expects to participate in drilling 70 to 75 wells in the area in 2010, which will commence in the second half of the year when seasonal wildlife stipulations end. Development of this area requires dewatering of wells, which can take up to two years.

At March 31, 2010, the Company had an approximate 73% working interest in production from 674 gross CBM wells.

Wind River Basin, Wyoming

Cave Gulch/Bullfrog/Other – Current net production from the area is approximately 20 MMcfe/d, consistent with the first quarter average. The Company plans to drill two exploratory wells during 2010. The wells will be vertical core holes to evaluate the Niobrara and Mowry formations.

Paradox Basin, Colorado

Yellow Jacket – At the Yellow Jacket shale gas prospect (55% working interest), the larger fracture stimulation used on the Koskie 13H-27 well produced superior results compared with earlier well completions, with commerciality of the well yet to be determined. Well performance and decline analysis observed over approximately five months of production indicate that an even larger fracture stimulation may be required. The Company intends to drill its next well during the second quarter of 2010 and employ larger water volumes, pumping rates and sand concentrations in its hydraulic fracture stimulation. This prospect includes approximately 310,000 gross, and 139,800 net, undeveloped acres plus approximately 176,500 gross, and 127,100 net, undeveloped acres in a similar shale gas prospect in the adjacent Green Jacket area.

ADDITIONAL FINANCIAL INFORMATION

Guidance

The Company’s 2010 guidance (please reference “Forward-looking Statements” below) includes:

•	Capital expenditures of $450 to $470 million before acquisitions, up from $400 to $425 million as previously announced

•	Oil and natural gas production of 97 to 100 Bcfe, unchanged

•	Lease operating costs per Mcfe of $0.57 to $0.61, unchanged

•	Gathering and transportation costs per Mcfe of $0.75 to $0.80, unchanged

•	General and administrative expenses before non-cash stock-based compensation between $40 and $43 million, unchanged

Commodity Hedges Update

It is the Company’s strategy to typically hedge 50% to 70% of production through basis to regional sales points for the next 12 months on a rolling basis. Hedging is intended to reduce the risks associated with unpredictable future commodity prices and to provide predictability for a portion of cash flows to support the Company’s capital expenditure program.

For 2010 and 2011, the Company has hedges in place as outlined in the table below. Swap and collar hedge positions are tied to regional sales points and include:

•	For the remaining nine months of 2010, approximately 47.7 Bcfe at a weighted average blended floor price of $8.06 per Mcfe.

•	For 2011, approximately 35.7 Bcfe at a weighted average blended floor price of $6.91 per Mcfe.

As of April 30, 2010:

SWAPS & COLLARS

Period	Natural Gas/ NGLs		Oil		Equivalent
	Volume MMBtu/d	Price $/MMBtu	Volume Bbl/d	Price $/Bbl	Volume Mmcfe	Price $/Mcfe
2Q10	196,352	$7.04	1,534	$81.88	17,081	$8.03
3Q10	196,217	$7.04	1,600	$82.22	17,294	$8.05
4Q10	148,809	$7.00	1,600	$82.22	13,329	$8.10
1Q11	122,500	$6.31	400	$87.63	10,239	$7.10
2Q11	112,500	$5.98	400	$87.63	9,525	$6.76
3Q11	112,500	$5.98	400	$87.63	9,630	$6.76
4Q11	72,717	$6.18	400	$87.63	6,303	$7.07

In addition, the Company has the following natural gas basis only hedges in place, none of which are currently in the money:

BASIS ONLY HEDGES - CIG/NWPL

	Natural Gas
Period	Volume MMBtu/d	Differential / Price $MMBtu
2Q10	45,000	(2.57)
3Q10	45,000	(2.57)
4Q10	22,000	(2.47)
1Q11	20,000	(1.72)
2Q11	20,000	(1.72)
3Q11	20,000	(1.72)
4Q11	20,000	(1.72)

FIRST QUARTER 2010 WEBCAST AND CONFERENCE CALL

As previously announced, a webcast and conference call will be held later this morning to discuss first quarter 2010 results. Please join Bill Barrett Corporation executive management at 12:00 p.m. EDT/10:00 a.m. MDT for the live webcast, accessed at www.billbarrettcorp.com, or join by telephone by calling 800-901-5248 (617-786-4512 international callers) with passcode 65620382. The webcast will remain available on the Company’s website for approximately 30 days, and a replay of the call will be available through May 7, 2010 at call-in number 888-286-8010 (617-801-6888 international) with passcode 56350054. The Company has also tentatively scheduled its remaining 2010 earnings conference calls for August 3 and November 2, each at noon Eastern time/10:00 a.m. Mountain time.

UPCOMING EVENTS

Annual Meeting of Stockholders

The 2010 Annual Meeting of Stockholders of Bill Barrett Corporation will be held on May 13, 2010 at 9:30 a.m. MDT. The meeting will be webcast and may be accessed live and for replay on the Company’s website at www.billbarrettcorp.com.

DISCLOSURE STATEMENTS

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding projected results and future events. In particular, the Company is providing “2010 Guidance,” which contain projections for certain 2010 operational and financial results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2009 filed with the SEC, and other filings including our Current Reports on Form 8-K, for a list of certain risk factors.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, market conditions, oil and gas price volatility, exploration drilling and testing results, the ability to receive drilling and other permits and regulatory approvals, government approval for development projects, governmental regulations, risks related and costs to hedging activities including counterparty viability, availability of third party gathering, transportation and processing, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, availability and costs of financing to fund the Company’s operations, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, the speculative actual recovery of estimated potential volumes, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.

BILL BARRETT CORPORATION

Selected Operating Highlights

(Unaudited)

		Three Months Ended March 31,
		2010	2009
Production Data:
Natural gas (MMcf)		20,629	21,073
Oil (MBbls)		184	169
Combined volumes (MMcfe)		21,733	22,087
Daily combined volumes (Mmcfe/d)		241	245
Average Prices (before the effects of realized hedges):
Natural gas (per Mcf)		$6.31	$3.74
Oil (per Bbl)		68.23	25.00
Combined (per Mcfe)		6.56	3.76
Average Prices (after the effects of realized hedges):
Natural gas (per Mcf)		$7.08	$7.72
Oil (per Bbl)		70.04	43.95
Combined (per Mcfe)		7.31	7.70
Average Costs (per Mcfe):
Lease operating expense		$0.57	$0.53
Gathering, transportation and processing expense		0.73	0.50
Production tax expense	(1)	0.38	0.04
Depreciation, depletion and amortization		2.60	2.66
General and administrative expense, excluding stock-based compensation	(2)	0.45	0.43

(1)	Production tax expense for the first quarter of 2010 and the first quarter of 2009 include one-time benefits of $2.2 million and $4.4 million, respectively, to reduce and re-estimate prior years as a result of amended returns filed with the States of Utah and Colorado regarding the calculation of severance taxes. Exclusive of the one-time benefits, the production tax expense per unit would have been $0.48 and $0.24 in 2010 and 2009, respectively.

(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Statements of Operations

(Unaudited)

		Three Months Ended March 31,
		2010	2009
(in thousands, except per share amounts)
Operating and Other Revenues:
Oil and gas production	(1)	$163,649	$170,176
Commodity derivative loss	(1)	(5,664)	(25,956)
Other		(175)	520

Total operating and other revenues		157,810	144,740

Operating Expenses:
Lease operating		12,441	11,680
Gathering, transportation and processing		15,970	11,024
Production tax	(2)	8,289	926
Exploration		301	760
Impairment, dry hole costs and abandonment		2,879	185
Depreciation, depletion and amortization		56,534	58,757
General and administrative	(3)	9,802	9,586
Non-cash stock-based compensation	(3)	3,974	3,794

Total operating expenses		110,190	96,712

Operating Income		47,620	48,028

Other Income and Expense:
Interest and other income		20	198
Interest expense		(10,123)	(5,129)

Total other income and expense		(10,103)	(4,931)

Income before Income Taxes		37,517	43,097
Provision for Income Taxes		13,540	16,684

Net Income		$23,977	$26,413

Net Income Per Common Share
Basic		$0.53	$0.59
Diluted		$0.53	$0.59
Weighted Average Common Shares Outstanding
Basic		44,910	44,618
Diluted		45,408	44,740

(1)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the period indicated:

	Three Months Ended March 31,
	2010	2009
Included in oil and gas production revenue:
Realized gains on cash flow hedges	$21,008	$87,119

Included in commodity derivative loss:
Realized losses on derivatives not designated as cash flow hedges	$(4,763)	$—
Unrealized ineffectiveness gains (losses) recognized on derivatives designated cash flow hedges	393	(5,863)
Unrealized losses on derivatives not designated as cash flow hedges	(1,294)	(20,093)

Total commodity derivative loss	$(5,664)	$(25,956)

(2)	Production tax expense for the first quarter of 2010 and the first quarter of 2009 include one-time benefits of $2.2 million and $4.4 million, respectively, to reduce and re-estimate prior years as a result of amended returns filed with the States of Utah and Colorado regarding the calculation of severance taxes.

(3)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of cash required for general and administrative expenses. Management also believes that this disclosure may allow for a more accurate comparison to the Company’s peers that may have higher or lower costs associated with equity grants.

BILL BARRETT CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

		As of March 31, 2010	As of December 31, 2009
(in thousands)
Assets:
Cash and cash equivalents		$51,254	$54,405
Other current assets	(1)	189,079	125,634
Property and equipment, net		1,698,936	1,659,260
Other noncurrent assets	(1)	47,080	26,824

Total assets		$1,986,349	$1,866,123

Liabilities and Stockholders’ Equity:
Current liabilities	(1)	$173,858	$153,292
Notes payable under bank credit facility		15,000	5,000
Senior notes		238,790	238,478
Convertible senior notes		160,139	158,772
Other long-term liabilities	(1)	294,361	282,026
Stockholders’ equity		1,104,201	1,028,555

Total liabilities and stockholders’ equity		$1,986,349	$1,866,123

(1)	At March 31, 2010, the estimated fair value of all of our commodity derivative instruments was a net asset of $129.0 million, comprised of: $118.1 million current assets; $26.9 million non-current assets; $6.9 million current liabilities; and $9.1 million non-current liabilities. This amount will fluctuate quarterly based on estimated future commodity prices.

BILL BARRETT CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2010	2009
(in thousands)
Operating Activities:
Net income	$23,977	$26,413
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	56,534	58,757
Impairment, dry hole costs and abandonment costs	2,879	185
Unrealized derivative loss	901	25,956
Deferred income taxes	12,191	16,628
Stock compensation and other non-cash charges	4,255	4,314
Amortization of debt discounts and deferred financing costs	2,608	1,751
Loss on sale of properties	935	1

Change in assets and liabilities:
Accounts receivable	(1,327)	12,909
Prepayments and other assets	(2,446)	(2,504)
Accounts payable, accrued and other liabilities	(15,192)	6,668
Amounts payable to oil & gas property owners	738	(5,337)
Production taxes payable	2,923	(3,205)

Net cash provided by operating activities	$88,976	$142,536

Investing Activities:
Additions to oil and gas properties, including acquisitions	(91,145)	(134,901)
Additions of furniture, equipment and other	(709)	(1,226)
Proceeds from sale of properties	3,105	—

Net cash used in investing activities	$(88,749)	$(136,127)

Financing Activities:
Proceeds from credit facility	20,000	42,000
Principal payments on credit facility	(10,000)	(20,000)
Deferred financing costs and other	(14,872)	(2)
Proceeds from sale of common stock	1,494	—

Net cash provided by (used in) financing activities	$(3,378)	$21,998

Increase (Decrease) in Cash and Cash Equivalents	(3,151)	28,407
Beginning Cash and Cash Equivalents	54,405	43,063

Ending Cash and Cash Equivalents	$51,254	$71,470

BILL BARRETT CORPORATION

Reconciliation of Discretionary Cash Flow & Adjusted Net Income

(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended March 31,
	2010	2009
(in thousands, except per share amounts)
Net Income	$23,977	$26,413
Adjustments to reconcile to discretionary cash flow:
Depreciation, depletion and amortization	56,534	58,757
Impairment, dry hole costs and abandonment costs	2,879	185
Exploration expense	301	760
Unrealized derivative loss	901	25,956
Deferred income taxes	12,191	16,628
Stock compensation and other non-cash charges	4,255	4,314
Amortization of debt discounts and deferred financing costs	2,608	1,751
Loss on sale of properties	935	1

Discretionary Cash Flow	$104,581	$134,765

Per share, diluted	$2.30	$3.01
Per Mcfe	$4.81	$6.10

Adjusted Net Income Reconciliation

	Three Months Ended March 31,
	2010	2009
(in thousands except per share amounts)
Net Income	$23,977	$26,413
Adjustments to net income:
Unrealized derivative loss	901	25,956
Loss on sale of properties	935	1
One time items:
Production tax expense	(2,184)	(4,400)

Subtotal Adjustments	(348)	21,557
Effective tax rate	36%	39%

Tax effected adjustments	(222)	13,212

Adjusted Net Income	$23,755	$39,625

Per share, diluted	$0.52	$0.89
Per Mcfe	$1.09	$1.79

The non-GAAP (Generally Accepted Accounting Principles) measures of discretionary cash flow and adjusted net income are presented because management believes that they provide useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income for unusual items to allow for easier comparison from period to period. In addition, these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. Because discretionary cash flow and adjusted net income exclude some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the amounts presented may not be comparable to similarly titled measures of other companies.